Exhibit (e)(11)



                EMCO LIMITED ANNOUNCES THE EXPIRATION OF THE
               HART-SCOTT-RODINO WAITING PERIOD IN CONNECTION
               WITH THE TENDER OFFER BY 2022841 ONTARIO INC.


LONDON,  Ontario,  Canada  (March 19, 2003) - Emco Limited  (Toronto:  EML;
Nasdaq: EMLTF) announced today that the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired at midnight, EST, on March 18, 2003. As required by the Hart-Scott-Rodino Act, notification was filed with U.S. regulatory authorities in connection with the cash tender offer by 2022841 Ontario Inc., an indirect wholly owned subsidiary of Blackfriars Corp., for all of the outstanding common shares of Emco at Cdn.$16.60 per share. Accordingly, Emco has been advised that the tender offer is no longer conditional on the expiration or termination of the waiting period under the Hart-Scott-Rodino Act.

The tender offer and related withdrawal rights are currently scheduled to expire on Monday, April 7, 2003, at 8:00 P.M., EST, unless the offer is extended. The tender offer is also subject to the other conditions as set out in the tender offer materials.

Copies of the tender offer materials can be obtained in Canada from Scotia Capital Inc., the dealer manager for the tender offer in Canada, at 416-945-4599 and in the U.S. from MacKenzie Partners, Inc., the information agent for the tender offer, at 1-800-322-2885. Copies of the tender offer materials have also been filed with the Canadian securities regulatory authorities and with the U.S. Securities and Exchange Commission. Investors and security holders may obtain a copy of the tender offer materials and
related   documents   filed  by  Blackfriars  and  Emco  with  the  CSA  at
www.sedar.com or with the SEC at www.sec.gov.
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Emco Limited is one of Canada's leading  distributors and  manufacturers of
building   products  for  the   residential,   commercial   and  industrial
construction markets.

For further information please contact:

Gordon E. Currie                            Daniel J. Boyd
Vice President, Treasurer & CFO             Director, Investor Relations & Tax
(519) 645-3905                              (519) 645-3911


This press release is for informational purposes only. The solicitation of offers to sell Emco Limited common shares is only being made pursuant to the offer to purchase and related tender offer materials that 2022841 Ontario Inc. and Blackfriars Corp. have filed with the SEC and sent to Emco shareholders. This communication shall not constitute an offer to purchase or a solicitation of an offer to sell Emco shares.